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AMERICAN BANK NOTE HOLOGRAPHICS, Inc. Appoints Salvatore F. D'Amato to Board of
Directors

     ELMSFORD, NY--(BUSINESS WIRE)--March 26, 1999--AMERICAN BANK NOTE HOLOGRAPHICS, Inc. (NYSE: ABH) today announced that it has appointed Salvatore
F. D'Amato to its Board of Directors.

     Separately, the Company also announced that Jeffrey Silverman had resigned from the Board to devote more time to personal investing and other business interests.

     Mr. D'Amato was the Chairman and President of the Company from 1983 to 1990. Mr. D'Amato has been a senior executive or consultant in the holographic, security printing and related industries for over 30 years. He was a pioneer in the use of holography for security applications and he is widely credited with the establishment of the Company's leadership position in the secure holography industry in the 1980's, Mr. D'Amato earned a Masters of Science in Mechanical Engineering from Columbia University in 1960.

     Kenneth Traub, President and Chief Operating Officer of AMERICAN BANK NOTE HOLOGRAPHICS, commented, "After I joined the Company, I asked Sal to become more actively involved in the business again as a consultant to help manage certain key commercial and technical projects while the Company continues to work on the restatement of its prior period financial statements. Through this relationship, I have gained tremendous respect for Sal and his extensive knowledge of our business and the industry. I would like to welcome Sal to the Company's Board, and look forward to working closely with him in the future."


     AMERICAN BANK NOTE HOLOGRAPHICS, is a world leader in the origination, production and marketing of mass-produced secure holograms, based on its significant market share. The Company's holograms are used for security applications such as counterfeiting protection for credit card and other transaction cards, identification cards and documents of value, as well as for tamper resistance and authentication of high-value consumer and industrial products.

     Certain matters in this press release contain forward looking statements that involve risk and uncertainties including, but not limited to, future revenues, earnings prospects and the Company's ability to execute its business plan. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that anticipated results will occur. Parties receiving this release are encouraged to review all filings made by the Company with the Securities and Exchange Commission.

     CONTACTS: AMERICAN BANK NOTE HOLOGRAPHICS, Inc., Elmsford
         Kenneth H. Traub, 914/592-2355
                 or
         Robinson Lerer & Montgomery, New York
         Media and Investor Relations
         Walter Montgomery, 212/424-6721